As filed with the Securities and Exchange Commission on March 22, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Glu Mobile Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	91-2143667 (I.R.S. Employer Identification No.)
1800 Gateway Drive, Second Floor
San Mateo, California 94404
(Address of Principal Executive Offices)
Second Amended and Restated 2001 Stock Option Plan
2007 Equity Incentive Plan
2007 Employee Stock Purchase Plan
(Full Titles of the Plans)

L. Gregory Ballard
President and Chief Executive Officer
Glu Mobile Inc.
1800 Gateway Drive, Second Floor
San Mateo, California 94404
(650) 571-1550
(Name and Address of Agent For Service)

Copies to:

Kevin S. Chou, Esq. Vice President and General Counsel Glu Mobile Inc. 1800 Gateway Drive, Second Floor San Mateo, CA 94404	David A. Bell, Esq. Laird H. Simons III, Esq. Mark C. Stevens, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041
CALCULATION OF REGISTRATION FEE

			Proposed maximum		Proposed maximum		Amount of
Title of each class of securities	Amount to be		offering price		aggregate offering		registration
to be registered	Registered (1)		per unit		price		fee
Common Stock, $0.0001 par value	2,628,300	(2)	$11.50	(3)	$30,225,450.00	(3)	$927.92
Common Stock, $0.0001 par value	3,074,567	(4)	$5.59	(5)	$17,186,829.53	(5)	$527.64
Common Stock, $0.0001 par value	265,937	(6)	$11.50	(3)	$3,058,275.50	(3)	$93.89
Total	5,968,804				$50,470,555.03		$1,549.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Second Amended and Restated 2001 Stock Option Plan (the “2001 Plan”), the 2007 Equity Incentive Plan (the “2007 EIP”) and the 2007 Employee Stock Purchase Plan (the “2007 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents shares available for grant, but not yet granted, under the 2007 EIP (1,961,634 shares) and the 2007 ESPP (666,666 shares) as of the date of this Registration Statement.

(3)	Estimated pursuant to Rule 457(c) under the Securities Act, based on the initial public offering price of the Registrant’s common stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2007 pursuant to Rule 424(b) under the Securities Act.

(4)	Represents shares subject to options outstanding under the 2001 Plan as of the date of this Registration Statement.

(5)	Represents the weighted average exercise price (rounded to the nearest cent) for such outstanding options pursuant to Rule 457(h) under the Securities Act.

(6)	Represents shares of the Registrant’s common stock being registered for resale that have been previously issued pursuant to the exercise of options granted under the 2001 Plan to the selling stockholders named in this Registration Statement.

EXPLANATORY NOTE
Under cover of this Registration Statement on Form S-8 is a prospectus for common stock of Glu Mobile Inc. prepared in accordance with Part I of Form S-3 under the Securities Act. This prospectus has been prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 265,937 shares of common stock that have been issued to certain current and former employees of Glu Mobile Inc. prior to the filing of this Form S-8 Registration Statement.

This Form S-8 Registration Statement relates to (i) 2,628,300 shares of common stock to be issued in the future under the 2007 EIP and the 2007 ESPP, (ii) 3,074,567 shares of common stock to be issued in the future upon the exercise of the outstanding options under the 2001 Plan, and (iii) the resale of 265,937 shares of common stock previously issued pursuant to the exercise of options under the 2001 Plan to the selling stockholders named in the resale prospectus included in this Form S-8 Registration Statement as described above.

The holders of 265,937 shares of common stock that are being registered in this Form S-8 Registration Statement are subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, granting any option for the sale of, transferring or otherwise disposing of such shares for a period of at least 180 days from March 21, 2007 as described in “Lock-Up Agreements” in Glu Mobile Inc.’s prospectus filed on March 22, 2007 with the Commission.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. (1)
Item 2. Registrant Information and Employee Plan Annual Information. (1)
(1)	Information required by Part I to be contained in the Section 10(a) prospectuses for the 2001 Plan, the 2007 EIP and the 2007 ESPP is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

A prospectus prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, which covers reoffers and resales on a continuous or delayed basis of 265,937 shares of common stock previously issued to the selling stockholders named in this Registration Statement pursuant to the exercise of option grants under the 2001 Plan is set forth below.

PROSPECTUS
Glu Mobile Inc.
265,937 SHARES
COMMON STOCK, PAR VALUE $0.0001
     This prospectus relates to 265,937 shares of common stock of Glu Mobile Inc. (“Glu Mobile” or the “Company”) that may be offered from time to time by certain selling stockholders named in this prospectus (the “Selling Stockholders”), by their pledges or donees or by other transferees who receive these shares of common stock in transfers other than public sales, for their own accounts. Each of the Selling Stockholders acquired these shares of common stock pursuant to the exercise of option grants previously issued under the Glu Mobile Second Amended and Restated 2001 Stock Option Plan.
     The Selling Stockholders may sell the shares in the open market at prevailing market prices on The NASDAQ Global Market, or in private transactions at negotiated prices. The Selling Stockholders may sell the shares directly, or may sell them through underwriters, brokers or dealers. Glu Mobile will receive no part of the proceeds from sales made under this prospectus. Glu Mobile is paying the expenses incurred in registering these shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.
     Each Selling Stockholder and any participating broker or dealer may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in which event any profit on the sale of shares by the Selling Stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.
     Glu Mobile’s common stock is traded on The NASDAQ Global Market under the symbol “GLUU.”
     See “Risk Factors” beginning on page I-7 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2007

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
     In this prospectus, unless otherwise indicated, the terms “Glu Mobile,” “Glu,” “we,” “us” and “our” refer to Glu Mobile Inc., a Delaware corporation, together with its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     In addition to historical information, this prospectus contains or incorporates by reference forward-looking statements. We may, in some cases, use words, such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “continue,” “should,” “would,” “could,” “potentially,” “will” or “may,” or other similar words and expressions that convey uncertainty about future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus include statements about:
•	our expectations regarding our revenues, expenses and operations and our ability to achieve and then sustain profitability;

•	our anticipated capital expenditures and cash needs and our estimates regarding our capital requirements;

•	our ability to expand our base of end users and relationships with wireless carriers and branded content owners;

•	our ability to expand our product offerings and our ability to develop games for other platforms;

•	our anticipated growth strategies and sources of new revenues;

•	anticipated trends and challenges in our business and the markets in which we operate;

•	our ability to retain and hire necessary employees and to staff our operations appropriately;

•	the impact of seasonality on our business;

•	the amount of external development resources that we intend to use;

•	our expectations regarding the royalty rates for intellectual property that we license and our publishing of original games;

•	our ability to estimate accurately for purposes of preparing our consolidated financial statements;

•	our ability to find future acquisition opportunities on favorable terms or at all;

•	our intention to license additional brands and other intellectual property;

•	our ability to generate cash flows from operating activities in the latter half of 2007;

•	our international expansion plans and our anticipated international revenue growth; and

•	our ability to stay abreast of modified or new laws applying to our business.
     The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These risks, uncertainties and factors include those we discuss in this prospectus under the caption “Risk Factors.” You should read these risk factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus.
     The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
     This prospectus also contains or incorporates by reference statistical data that we obtained from industry publications and reports. These industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we have not independently verified the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable and the conclusions contained in the publications and reports are reasonable.

THE COMPANY
     Glu Mobile is a leading global publisher of mobile games. We have developed and published a portfolio of more than 100 casual and traditional games to appeal to a broad cross section of the over one billion subscribers served by our more than 150 wireless carriers and other distributors. We create games and related applications based on third-party licensed brands and other intellectual property, as well as on our own original brands and intellectual property. Our games based on licensed intellectual property include Deer Hunter, Diner Dash, Monopoly, Sonic the Hedgehog, World Series of Poker and Zuma. Our original games based on our own intellectual property include Alpha Wing, Ancient Empires, Blackjack Hustler, Brain Genius, Stranded and Super K.O. Boxing. We were one of the top three mobile game publishers during the fourth quarter of 2006 in terms of mobile game market share in North America, as measured by NPD Group, Inc., a market research firm, in its December 2006 “Mobile Game Track Highlight Report,” and in terms of unit sales volume in North America and Europe among titles tracked by m:metrics, another market research firm.
     Our business leverages the marketing resources and distribution infrastructures of wireless carriers and the brands and other intellectual property of third-party content owners, allowing us to focus our efforts on developing and publishing high-quality mobile games. In 2006, our largest wireless carrier customers in each region by revenues were Verizon Wireless, Sprint Nextel, Cingular Wireless and T-Mobile USA in North America; Vodafone, Hutchinson 3G, O2 and Orange in Europe; TelCel and Vivo in Latin America; and Hutchinson 3G Australia, Vodafone and Telecom New Zealand in Asia Pacific. Branded content owners, such as Atari, Celador (from which we license the rights to Who Wants To Be A Millionaire? in some European and Asian countries), Fox, PlayFirst, PopCap Games, Sega Europe and Turner Broadcasting, provide us with well-known consumer brands and other intellectual property on which we have based mobile games.
     We were incorporated in Nevada in May 2001 as Cyent Studios, Inc. and changed our name to Sorrent, Inc. later that year. In November 2001, we incorporated a wholly owned subsidiary in California, and, in December 2001, we merged the Nevada corporation into this California subsidiary to form Sorrent, Inc., a California corporation. In May 2005, we changed our name to Glu Mobile Inc. In March 2007, we reincorporated in Delaware and implemented a 1-for-3 reverse split of our common stock and convertible preferred stock. In December 2004, we acquired Macrospace Limited, or Macrospace, and in March 2006 we acquired iFone Holdings Limited, or iFone, each a company registered in England and Wales.
     Our principal executive offices are located at 1800 Gateway Drive, Second Floor, San Mateo, California 94404 and our telephone number is (650) 571-1550. Our website address is www.glu.com. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.
     Alpha Wing and our ‘g’ character logo are our registered trademarks in the United States, and Glu, Glu Mobile, Ancient Empires, Blackjack Hustler, Brain Genius, 5 Card Draw Poker, Shark Hunt, Stranded and Super K.O. Boxing are our trademarks. Other trademarks appearing in this prospectus are the property of their respective holders.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occurs, our business, financial condition or results of operations could be seriously harmed. In that case, the trading price of our common stock could decline, and you might lose some or all of your investment.
Risks Related to Our Business
We have a history of net losses, may incur substantial net losses in the future and may not achieve profitability.
     We have incurred significant losses since inception, including a net loss of $8.3 million in 2004, a net loss of $17.9 million in 2005 and a net loss of $12.3 million in 2006. As of December 31, 2006, we had an accumulated deficit of $46.0 million. We expect to continue to increase expenses as we implement initiatives designed to continue to grow our business, including, among other things, the development and marketing of new games, further international expansion, expansion of our infrastructure, acquisition of content, and general and administrative expenses associated with being a public company. If our revenues do not increase to offset these expected increases in operating expenses, we will continue to incur significant losses and will not become profitable. Our revenue growth in recent periods should not be considered indicative of our future performance. In fact, in future periods, our revenues could decline. Accordingly, we may not be able to achieve profitability in the future.
We have a limited operating history in an emerging market, which may make it difficult to evaluate our business.
     We were incorporated in May 2001 and began selling mobile games in July 2002. Accordingly, we have only a limited history of generating revenues, and the future revenue potential of our business in this emerging market is uncertain. As a result of our short operating history, we have limited financial data that can be used to evaluate our business. Any evaluation of our business and our prospects must be considered in light of our limited operating history and the risks and uncertainties encountered by companies in our stage of development. As an early stage company in the emerging mobile entertainment industry, we face increased risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, we must do the following:
•	maintain our current, and develop new, wireless carrier relationships;

•	maintain and expand our current, and develop new, relationships with third-party branded content owners;

•	retain or improve our current revenue-sharing arrangements with carriers and third-party branded content owners;

•	maintain and enhance our own brands;

•	continue to develop new high-quality mobile games that achieve significant market acceptance;

•	continue to port existing mobile games to new mobile handsets;

•	continue to develop and upgrade our technology;

•	continue to enhance our information processing systems;

•	increase the number of end users of our games;

•	maintain and grow our non-carrier, or “off-deck,” distribution, including through our website and third-party direct-to-consumer distributors;

•	expand our development capacity in countries with lower costs;

•	execute our business and marketing strategies successfully;

•	respond to competitive developments; and

•	attract, integrate, retain and motivate qualified personnel.
     We may be unable to accomplish one or more of these objectives, which could cause our business to suffer. In addition, accomplishing many of these efforts might be very expensive, which could adversely impact our operating results and financial condition.
Our financial results could vary significantly from quarter to quarter and are difficult to predict.
     Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we may not be able to predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. Individual games and carrier relationships represent meaningful portions of our revenues and net loss in any quarter. We may incur significant or unanticipated expenses when licenses are renewed. In addition, some payments from carriers that we recognize as revenue on a cash basis may be delayed unpredictably.
     In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:
•	the number of new mobile games released by us and our competitors;

•	the timing of release of new games by us and our competitors, particularly those that may represent a significant portion of revenues in a period;

•	the popularity of new games and games released in prior periods;

•	changes in prominence of deck placement for our leading games and those of our competitors;

•	the expiration of existing content licenses for particular games;

•	the timing of charges related to impairments of goodwill, intangible assets, prepaid royalties and guarantees;

•	changes in pricing policies by us, our competitors or our carriers and other distributors;

•	changes in the mix of original and licensed games, which have varying gross margins;

•	the timing of successful mobile handset launches;

•	the seasonality of our industry;

•	fluctuations in the size and rate of growth of overall consumer demand for mobile games and related content;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	our success in entering new geographic markets;

•	foreign exchange fluctuations;

•	accounting rules governing recognition of revenue;

•	the timing of compensation expense associated with equity compensation grants; and

•	decisions by us to incur additional expenses, such as increases in marketing or research and development.
     As a result of these and other factors, our operating results may not meet the expectations of investors or public market analysts who choose to follow our company. Failure to meet market expectations would likely result in decreases in the trading price of our common stock.
The markets in which we operate are highly competitive, and many of our competitors have significantly greater resources than we do.
     The development, distribution and sale of mobile games is a highly competitive business. For end users, we compete primarily on the basis of brand, game quality and price. For wireless carriers, we compete for deck placement based on these factors, as well as historical performance and perception of sales potential and relationships with licensors of brands and other intellectual property. For content and brand licensors, we compete based on royalty and other economic terms, perceptions of development quality, porting abilities, speed of execution, distribution breadth and relationships with carriers. We also compete for experienced and talented employees.
     Our primary competitors include Digital Chocolate, Electronic Arts (EA Mobile), Gameloft, Hands-On Mobile, I-play, Namco and THQ, with Electronic Arts having the largest market share of any company in the mobile games market. In the future, likely competitors include major media companies, traditional video game publishers, content aggregators, mobile software providers and independent mobile game publishers. Carriers may also decide to develop, internally or through a managed third-party developer, and distribute their own mobile games. If carriers enter the mobile game market as publishers, they might refuse to distribute some or all of our games or might deny us access to all or part of their networks.
     Some of our competitors’ and our potential competitors’ advantages over us, either globally or in particular geographic markets, include the following:
•	significantly greater revenues and financial resources;

•	stronger brand and consumer recognition regionally or worldwide;

•	the capacity to leverage their marketing expenditures across a broader portfolio of mobile and non-mobile products;

•	more substantial intellectual property of their own from which they can develop games without having to pay royalties;

•	pre-existing relationships with brand owners or carriers that afford them access to intellectual property while blocking the access of competitors to that same intellectual property;

•	greater resources to make acquisitions;

•	lower labor and development costs; and

•	broader global distribution and presence.
     If we are unable to compete effectively or we are not as successful as our competitors in our target markets, our sales could decline, our margins could decline and we could lose market share, any of which would materially harm our business, operating results and financial condition.

Failure to renew our existing brand and content licenses on favorable terms or at all and to obtain additional licenses would impair our ability to introduce new mobile games or to continue to offer our current games based on third-party content.
     Revenues derived from mobile games and other applications based on or incorporating brands or other intellectual property licensed from third parties accounted for 80.5% and 88.4% of our revenues in 2005 and 2006, respectively. In 2006, revenues derived from our four largest licensors, Atari, Fox, PopCap Games and Celador, together accounted for approximately 58.1% of our revenues. Even if mobile games based on licensed content or brands remain popular, any of our licensors could decide not to renew our existing license or not to license additional intellectual property and instead license to our competitors or develop and publish its own mobile games or other applications, competing with us in the marketplace. Many of these licensors already develop games for other platforms, and may have significant experience and development resources available to them should they decide to compete with us rather than license to us.
     We have both exclusive and non-exclusive licenses and both licenses that are global and licenses that are limited to specific geographies, often with other mobile game publishers having rights to geographies not covered by our licenses. Our licenses generally have terms that range from two to five years, with the primary exceptions being our six-year licenses covering World Series of Poker and Deer Hunter 2 and our seven-year license covering Kasparov Chess. Licenses for intellectual property that have terminated or will terminate in 2007 or in 2008 represented 53.2% and 19.6%, respectively, of our revenues in 2006. Some of the licenses that we have inherited through acquisitions provide that the licensor owns the intellectual property that we develop in the mobile version of the game and that, when our license expires, the licensor can transfer that intellectual property to a new licensee. Increased competition for licenses may lead to larger guarantees, advances and royalties that we must pay to our licensors, which could significantly increase our cost of revenues and cash usage. We may be unable to renew these licenses or to renew them on terms favorable to us, and we may be unable to secure alternatives in a timely manner. Failure to maintain or renew our existing licenses or to obtain additional licenses would impair our ability to introduce new mobile games or to continue to offer our current games, which would materially harm our business, operating results and financial condition. Some of our existing licenses impose, and licenses that we obtain in the future might impose, development, distribution and marketing obligations on us. If we breach our obligations, our licensors might have the right to terminate the license or change an exclusive license to a non-exclusive license, which would harm our business, operating results and financial condition.
     Even if we are successful in gaining new licenses or extending existing licenses, we may fail to anticipate the entertainment preferences of our end users when making choices about which brands or other content to license. If the entertainment preferences of end users shift to content or brands owned or developed by companies with which we do not have relationships, we may be unable to establish and maintain successful relationships with these developers and owners, which would materially harm our business, operating results and financial condition. In addition, some rights are licensed from licensors that have or may develop financial difficulties, and may enter into bankruptcy protection under U.S. federal law or the laws of other countries. If any of our licensors files for bankruptcy, our licenses might be impaired or voided, which could materially harm our business, operating results and financial condition.
We currently rely on wireless carriers to market and distribute our games and thus to generate our revenues. In particular, subscribers of Verizon Wireless, Sprint Nextel, Cingular Wireless and Vodafone collectively represented 55.1% of our revenues in 2006. The loss of or a change in any of these significant carrier relationships could cause us to lose access to their subscribers and thus materially reduce our revenues.
     Our future success is highly dependent upon maintaining successful relationships with the wireless carriers with which we currently work and establishing new carrier relationships in geographies where we have not yet established a significant presence. A significant portion of our revenues is derived from a very limited number of carriers. In 2006, we derived approximately 20.6% of our revenues from subscribers of Verizon Wireless, 12.6% of our revenues from subscribers of Sprint Nextel affiliates, 11.3% of our revenues from subscribers of Cingular Wireless and 10.6% of our revenues from subscribers of Vodafone. During 2005, we derived approximately 24.3%, 11.9%, 11.9% and 6.2%, respectively, of our revenues from subscribers of these carriers. In 2005 and 2006, subscribers from carriers representing the next ten largest sources of our revenues represented 25.6% and 23.8% of our revenues, respectively, although some of the carriers represented in this group varied from period to period. We expect that we will continue to generate a substantial majority of our revenues through distribution relationships with fewer than 20 carriers for the foreseeable future. Our failure to maintain our relationships with these carriers would materially reduce our revenues and thus harm our business, operating results and financial condition.
     Our carrier agreements do not establish us as the exclusive provider of mobile games with the carriers and typically have a term of one or two years with automatic renewal provisions upon expiration of the initial term, absent a contrary notice from either party. In addition, the carriers usually can terminate these agreements early and, in some instances, at any time without cause, which could give them the ability to renegotiate economic or other terms. The agreements generally do not obligate the carriers to market or distribute any of our games. In many of these agreements, we warrant that our games do not contain libelous or obscene content, do not contain material defects or viruses, and do not violate third-party intellectual property rights and we indemnify the carrier for any breach of a third party’s intellectual property. In addition, our agreements with a substantial minority of our carriers, including Verizon Wireless, allow the carrier to set the retail price at a level different from the price implied by our negotiated revenue split, without a corresponding change to our wholesale price to the carrier. If one of these carriers raises the retail price of one of our games, unit demand for that game might decline, reducing our revenues, without necessarily reducing, and perhaps increasing, the total revenues that the carrier receives from sales of that game.
     Many other factors outside our control could impair our ability to generate revenues through a given carrier, including the following:
•	the carrier’s preference for our competitors’ mobile games rather than ours;

•	the carrier’s decision not to include or highlight our games on the deck of its mobile handsets;

•	the carrier’s decision to discontinue the sale of our mobile games or all mobile games like ours;

•	the carrier’s decision to offer games to its subscribers without charge or at reduced prices;

•	the carrier’s decision to require market development funds from publishers like us;

•	the carrier’s decision to restrict or alter subscription or other terms for downloading our games;

•	a failure of the carrier’s merchandising, provisioning or billing systems;

•	the carrier’s decision to offer its own competing mobile games; and

•	consolidation among carriers.
     If any of our carriers decides not to market or distribute our games or decides to terminate, not renew or modify the terms of its agreement with us or if there is consolidation among carriers generally, we may be unable to replace the affected agreement with acceptable alternatives, causing us to lose access to that carrier’s subscribers and the revenues they afford us, which could materially harm our business, operating results and financial condition.
End user tastes are continually changing and are often unpredictable; if we fail to develop and publish new mobile games that achieve market acceptance, our sales would suffer.
     Our business depends on developing and publishing mobile games that wireless carriers will place on their decks and end users will buy. We must continue to invest significant resources in licensing efforts, research and development, marketing and regional expansion to enhance our offering of games and introduce new games, and we must make decisions about these matters well in advance of product release in order to implement them in a timely manner. Our success depends, in part, on unpredictable and volatile factors beyond our control, including end-user preferences, competing games and the availability of other entertainment activities. If our games and related applications are not responsive to the requirements of our carriers or the entertainment preferences of end users, or they are not brought to market in a timely and effective manner, our business, operating results and financial condition would be harmed. Even if our games are successfully introduced and initially adopted, a subsequent shift in our carriers or the entertainment preferences of end users could cause a decline in our games’ popularity that could materially reduce our revenues and harm our business, operating results and financial condition.
Inferior deck placement would likely adversely impact our revenues and thus our operating results and financial condition.
     Wireless carriers provide a limited selection of games that are accessible to their subscribers through a deck on their mobile handsets. The inherent limitation on the number of games available on the deck is a function of the limited screen size of handsets and carriers’ perceptions of the depth of menus and numbers of choices end users will generally utilize. Carriers typically provide one or more top level menus highlighting games that are recent top sellers, that the carrier believes will become top sellers or that the carrier otherwise chooses to feature, in addition to a link to a menu of additional games sorted by genre. We believe that deck placement on the top level or featured menu or toward the top of genre-specific or other menus, rather than lower down or in sub-menus, is likely to result in games achieving a greater degree of commercial success. If carriers choose to give our games less favorable deck placement, our games may be less successful than we anticipate, our revenues may decline and our business, operating results and financial condition may be materially harmed.
We have depended on no more than ten mobile games for a majority of our revenues in recent fiscal periods.
     In our industry, new games are frequently introduced, but a relatively small number of games account for a significant portion of industry sales. Similarly, a significant portion of our revenues comes from a limited number of mobile games, although the games in that group have shifted over time. For example, in 2005 and 2006, we generated approximately 52.8% and 53.3% of our revenues, respectively, from our top ten games, but no individual game represented more than 10% of our revenues in either period. We expect to release a relatively small number of new games each year for the foreseeable future. If these games are not successful, our revenues could be limited and our business and operating results would suffer in both the year of release and thereafter.
     In addition, the limited number of games that we release in a year may contribute to fluctuations in our operating results. Therefore, our reported results at quarter and year end may be affected based on the release dates of our products, which could result in volatility in the price of our common stock. If our competitors develop more successful games or offer them at lower prices or based on payment models, such as pay-for-play or subscription-based models, perceived as offering a better value proposition, or if we do not continue to develop consistently high-quality and well-received games, our revenues would likely decline and our business, operating results and financial condition would be harmed.
If we are unsuccessful in establishing and increasing awareness of our brand and recognition of our mobile games or if we incur excessive expenses promoting and maintaining our brand or our games, our potential revenues could be limited, our costs could increase and our operating results and financial condition could be harmed.
     We believe that establishing and maintaining our brand is critical to retaining and expanding our existing relationships with wireless carriers and content licensors, as well as developing new relationships. Promotion of the Glu brand will depend on our success in providing high-quality mobile games. Similarly, recognition of our games by end users will depend on our ability to develop engaging games of high quality with attractive titles. However, our success will also depend, in part, on the services and efforts of third parties, over which we have little or no control. For instance, if our carriers fail to provide high levels of service, our end users’ ability to access our games may be interrupted, which may adversely affect our brand. If end users, branded content owners and carriers do not perceive our existing games as high-quality or if we introduce new games that are not favorably received by our end users and carriers, then we may be unsuccessful in building brand recognition and brand loyalty in the marketplace. In addition, globalizing and extending our brand and recognition of our games will be costly and will involve extensive management time to execute successfully. Further, the markets in which we operate are highly competitive and some of our competitors, such as Electronic Arts (EA Mobile), already have substantially more brand name recognition and greater marketing resources than we do. If we fail to increase brand awareness and consumer recognition of our games, our potential revenues could be limited, our costs could increase and our business, operating results and financial condition could suffer.

Our business and growth may suffer if we are unable to hire and retain key personnel, who are in high demand.
     We depend on the continued contributions of our senior management and other key personnel, especially L. Gregory Ballard and Albert A. “Rocky” Pimentel. The loss of the services of any of our executive officers or other key employees could harm our business. All of our U.S. executive officers and key employees are at-will employees, which means they may terminate their employment relationship with us at any time. None of our U.S. employees is bound by a contractual non-competition agreement, which could make us vulnerable to recruitment efforts by our competitors. Internationally, while some employees and contractors are bound by non-competition agreements, we may experience difficulty in enforcing these agreements. We do not maintain a key-person life insurance policy on any of our officers or other employees.
     Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance, marketing and creative personnel. We face intense competition for qualified individuals from numerous technology, marketing and mobile entertainment companies. In addition, competition for qualified personnel is particularly intense in the San Francisco Bay Area, where our headquarters are located. Further, our principal overseas operations are based in London and Hong Kong, cities that, similar to our headquarters region, have high costs of living and consequently high compensation standards. Qualified individuals are in high demand, and we may incur significant costs to attract them. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing creative, operational and managerial requirements, or may be required to pay increased compensation in order to do so. If we are unable to attract and retain the qualified personnel we need to succeed, our business would suffer.
     Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of stock or stock options. Employees may be more likely to leave us if the shares they own or the shares underlying their options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly above the market price of our common stock. If we are unable to retain our employees, our business, operating results and financial condition would be harmed.
Growth may place significant demands on our management and our infrastructure.
     We operate in an emerging market and have experienced, and may continue to experience, growth in our business through internal growth and acquisitions. This growth has placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. In particular, we grew from approximately 130 employees at December 31, 2004 to more than 210 employees at September 30, 2005 in anticipation of revenues that did not immediately result. As a consequence, we had to terminate 27 employees in December 2005. Continued growth could strain our ability to:
•	develop and improve our operational, financial and management controls;

•	enhance our reporting systems and procedures;

•	recruit, train and retain highly skilled personnel;

•	maintain our quality standards; and

•	maintain branded content owner, wireless carrier and end-user satisfaction.
     Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition would be harmed.

The acquisition of other companies, businesses or technologies could result in operating difficulties, dilution and other harmful consequences.
     We have made recent acquisitions and, although we have no present understandings, commitments or agreements to do so, we may pursue further acquisitions, any of which could be material to our business, operating results and financial condition. Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could harm our financial condition and operating results. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.
     International acquisitions involve risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.
     Some or all of these issues may result from our acquisitions of Macrospace in December 2004 and iFone in March 2006, each of which is based in the United Kingdom. If the anticipated benefits of either of these or future acquisitions do not materialize, we experience difficulties integrating iFone or businesses acquired in the future, or other unanticipated problems arise, our business, operating results and financial condition may be harmed.
     In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our earnings based on this impairment assessment process, which could harm our operating results.
We face added business, political, regulatory, operational, financial and economic risks as a result of our international operations and distribution, any of which could increase our costs and hinder our growth.
     International sales represented approximately 41.8% and 44.8% of our revenues in 2005 and 2006, respectively. In addition, as part of our international efforts, we acquired U.K.-based Macrospace in December 2004, opened our Hong Kong office in July 2005, expanded our presence in the European market with our acquisition of iFone in March 2006 and opened additional offices in Brazil, France and Germany in the second half of 2006. We expect to open additional international offices, and we expect international sales to continue to be an important component of our revenues. Risks affecting our international operations include:
•	challenges caused by distance, language and cultural differences;

•	multiple and conflicting laws and regulations, including complications due to unexpected changes in these laws and regulations;

•	the burdens of complying with a wide variety of foreign laws and regulations;

•	higher costs associated with doing business internationally;

•	difficulties in staffing and managing international operations;

•	greater fluctuations in sales to end users and through carriers in developing countries, including longer payment cycles and greater difficulty collecting accounts receivable;

•	protectionist laws and business practices that favor local businesses in some countries;

•	foreign tax consequences;

•	foreign exchange controls that might prevent us from repatriating income earned in countries outside the

United States;

•	price controls;

•	the servicing of regions by many different carriers;

•	imposition of public sector controls;

•	political, economic and social instability;

•	restrictions on the export or import of technology;

•	trade and tariff restrictions;

•	variations in tariffs, quotas, taxes and other market barriers; and

•	difficulties in enforcing intellectual property rights in countries other than the United States.
     In addition, developing user interfaces that are compatible with other languages or cultures can be expensive. As a result, our ongoing international expansion efforts may be more costly than we expect. Further, expansion into developing countries subjects us to the effects of regional instability, civil unrest and hostilities, and could adversely affect us by disrupting communications and making travel more difficult.
     These risks could harm our international expansion efforts, which, in turn, could materially and adversely affect our business, operating results and financial condition.
If we fail to deliver our games at the same time as new mobile handset models are commercially introduced, our sales may suffer.
     Our business is dependent, in part, on the commercial introduction of new handset models with enhanced features, including larger, higher resolution color screens, improved audio quality, and greater processing power, memory, battery life and storage. We do not control the timing of these handset launches. Some new handsets are sold by carriers with one or more games or other applications pre-loaded, and many end users who download our games do so after they purchase their new handsets to experience the new features of those handsets. Some handset manufacturers give us access to their handsets prior to commercial release. If one or more major handset manufacturers were to cease to provide us access to new handset models prior to commercial release, we might be unable to introduce compatible versions of our games for those handsets in coordination with their commercial release, and we might not be able to make compatible versions for a substantial period following their commercial release. If, because of game launch delays, we miss the opportunity to sell games when new handsets are shipped or our end users upgrade to a new handset, or if we miss the key holiday selling period, either because the introduction of a new handset is delayed or we do not deploy our games in time for the holiday selling season, our revenues would likely decline and our business, operating results and financial condition would likely suffer.
Wireless carriers generally control the price charged for our mobile games and the billing and collection for sales of our mobile games and could make decisions detrimental to us.
     Wireless carriers generally control the price charged for our mobile games either by approving or establishing the price of the games charged to their subscribers. Some of our carrier agreements also restrict our ability to change prices. In cases where carrier approval is required, approvals may not be granted in a timely manner or at all. A failure or delay in obtaining these approvals, the prices established by the carriers for our games, or changes in these prices could adversely affect market acceptance of those games. Similarly, for the significant minority of our carriers, including Verizon Wireless, when we make changes to a pricing plan (the wholesale price and the corresponding suggested retail price based on our negotiated revenue-sharing arrangement), adjustments to the actual retail price charged to end users may not be made in a timely manner or at all (even though our wholesale price was reduced). A failure or delay by these carriers in adjusting the retail price for our games, could adversely affect sales volume and our revenues for those games.

     Carriers and other distributors also control billings and collections for our games, either directly or through third-party service providers. If our carriers or their third-party service providers cause material inaccuracies when providing billing and collection services to us, our revenues may be less than anticipated or may be subject to refund at the discretion of the carrier. This could harm our business, operating results and financial condition.
We may be unable to develop and introduce in a timely way new mobile games, and our games may have defects, which could harm our brand.
     The planned timing and introduction of new original mobile games and games based on licensed intellectual property are subject to risks and uncertainties. Unexpected technical, operational, deployment, distribution or other problems could delay or prevent the introduction of new games, which could result in a loss of, or delay in, revenues or damage to our reputation and brand. If any of our games is introduced with defects, errors or failures, we could experience decreased sales, loss of end users, damage to our carrier relationships and damage to our reputation and brand. Our attractiveness to branded content licensors might also be reduced. In addition, new games may not achieve sufficient market acceptance to offset the costs of development, particularly when the introduction of a game is substantially later than a planned “day-and-date” launch, which could materially harm our business, operating results and financial condition.
If we fail to maintain and enhance our capabilities for porting games to a broad array of mobile handsets, our attractiveness to wireless carriers and branded content owners will be impaired, and our sales could suffer.
     Once developed, a mobile game may be required to be ported to, or converted into separate versions for, more than 1,000 different handset models, many with different technological requirements. These include handsets with various combinations of underlying technologies, user interfaces, keypad layouts, screen resolutions, sound capabilities and other carrier-specific customizations. If we fail to maintain or enhance our porting capabilities, our sales could suffer, branded content owners might choose not to grant us licenses and carriers might choose to give our games less desirable deck placement or not to give our games placement on their decks at all.
     Changes to our game design and development processes to address new features or functions of handsets or networks might cause inefficiencies in our porting process or might result in more labor intensive porting processes. In addition, we anticipate that in the future we will be required to port existing and new games to a broader array of handsets. If we utilize more labor intensive porting processes, our margins could be significantly reduced and it might take us longer to port games to an equivalent number of handsets. This, in turn, could harm our business, operating results and financial condition.
If our independent, third-party developers cease development of new games for us and we are unable to find comparable replacements, we may have to reduce the number of games that we intend to introduce, delay the introduction of some games or increase our internal development staff, which would be a time-consuming and potentially costly process, and, as a result, our competitive position may be adversely impacted.
     We rely on independent third-party developers to develop a few of our games, which subjects us to the following risks:
•	key developers who worked for us in the past may choose to work for or be acquired by our competitors;

•	developers currently under contract may try to renegotiate our agreements with them on terms less favorable to us; and

•	our developers may be unable or unwilling to allocate sufficient resources to complete our games in a timely or satisfactory manner or at all.
     If our developers terminate their relationships with us or negotiate agreements with terms less favorable to us, we may have to reduce the number of games that we intend to introduce, delay the introduction of some games or increase our internal development staff, which would be a time-consuming and potentially costly process, and, as a result, our business, operating results and financial condition could be harmed.

If one or more of our games were found to contain hidden, objectionable content, our reputation and operating results could suffer.
     Historically, many video games have been designed to include hidden content and gameplay features that are accessible through the use of in-game cheat codes or other technological means that are intended to enhance the gameplay experience. For example, Super K.O. Boxing includes additional characters and game modes that are available with a code (usually provided to a player after accomplishing a certain level of achievement in the game). These features have been common in console and computer games. However, in several recent cases, hidden content or features have been included in other publishers’ products by an employee who was not authorized to do so or by an outside developer without the knowledge of the publisher. From time to time, some of this hidden content and these hidden features have contained profanity, graphic violence and sexually explicit or otherwise objectionable material. Our design and porting process and the constraints on the file size of our games reduce the possibility of hidden, objectionable content appearing in the games we publish. Nonetheless, these processes and constraints may not prevent this content from being included in our games. If a game we published were found to contain hidden, objectionable content, our wireless carriers and other distributors of our games could refuse to sell it, consumers could refuse to buy it or demand a refund of their money, and, if the game was based on licensed content, the licensor could demand that we incur significant expense to remove the objectionable content from the game and all ported versions of the game. This could have a materially negative impact on our business, operating results and financial condition. In addition, our reputation could be harmed, which could impact sales of other games we sell and our attractiveness to content licensors and carriers or other distributors of our games. If any of these consequences were to occur, our business, operating results and financial condition could be significantly harmed.
If we fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which could negatively impact the price of our stock.
     Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal control over financial reporting and have our independent registered public accounting firm attest to our evaluation beginning with our Annual Report on Form 10-K for the year ending December 31, 2008. We are in the process of preparing and implementing an internal plan of action for compliance with Section 404 and strengthening and testing our system of internal controls to provide the basis for our report. The process of implementing our internal controls and complying with Section 404 will be expensive and time consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude, and our independent registered public accounting firm concurs, that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness or a significant deficiency in our internal control, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. For example, our auditors have identified a significant deficiency in that we did not have sufficient personnel within our accounting function in the United Kingdom. While we believe we have adequately remediated the deficiency, our remediation may prove inadequate and there can be no assurance that additional deficiencies will not be identified. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including ineligibility for short form resale registration, action by the Securities and Exchange Commission, or SEC, the suspension or delisting of our common stock from The NASDAQ Global Market and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price and could harm our business.
If we do not adequately protect our intellectual property rights, it may be possible for third parties to obtain and improperly use our intellectual property and our competitive position may be adversely affected.

     Our intellectual property is an essential element of our business. We rely on a combination of copyright, trademark, trade secret and other intellectual property laws and restrictions on disclosure to protect our intellectual property rights. To date, we have not sought patent protection. Consequently, we will not be able to protect our technologies from independent invention by third parties. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise to obtain and use our technology and games. Monitoring unauthorized use of our games is difficult and costly, and we cannot be certain that the steps we have taken will prevent piracy and other unauthorized distribution and use of our technology and games, particularly internationally where the laws may not protect our intellectual property rights as fully as in the United States. In the future, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our management and resources.
     In addition, although we require our third-party developers to sign agreements not to disclose or improperly use our trade secrets and acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property and to assign to us any ownership they may have in those works, it may still be possible for third parties to obtain and improperly use our intellectual properties without our consent. This could harm our business, operating results and financial condition.
Third parties may sue us for intellectual property infringement, which, if successful, may disrupt our business and could require us to pay significant damage awards.
     Third parties may sue us for intellectual property infringement or initiate proceedings to invalidate our intellectual property, either of which, if successful, could disrupt the conduct of our business, cause us to pay significant damage awards or require us to pay licensing fees. In the event of a successful claim against us, we might be enjoined from using our or our licensed intellectual property, we might incur significant licensing fees and we might be forced to develop alternative technologies. Our failure or inability to develop non-infringing technology or games or to license the infringed or similar technology or games on a timely basis could force us to withdraw games from the market or prevent us from introducing new games. In addition, even if we are able to license the infringed or similar technology or games, license fees could be substantial and the terms of these licenses could be burdensome, which might adversely affect our operating results. We might also incur substantial expenses in defending against third-party infringement claims, regardless of their merit. Successful infringement or licensing claims against us might result in substantial monetary liabilities and might materially disrupt the conduct of our business.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, damages caused by malicious software and other losses.
     In the ordinary course of our business, most of our agreements with carriers and other distributors include indemnification provisions. In these provisions, we agree to indemnify them for losses suffered or incurred in connection with our games, including as a result of intellectual property infringement and damages caused by viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding license agreement, and the maximum potential amount of future payments we could be required to make under these indemnification provisions is generally unlimited. Large future indemnity payments could harm our business, operating results and financial condition.
As a result of a majority of our revenues currently being derived from four wireless carriers, if any one of these carriers were unable to fulfill its payment obligations, our financial condition and results of operations would suffer.
     As of December 31, 2006, our outstanding accounts receivable balances with Verizon Wireless, Sprint Nextel, Vodafone and Cingular Wireless were $3.0 million, $1.5 million, $1.4 million and $1.2 million, respectively. As of December 31, 2005, our outstanding accounts receivable balances with those carriers were $1.7 million, $693,000, $277,000 and $538,000, respectively. Since 49.3% of our outstanding accounts receivable at December 31, 2006 were with Verizon Wireless, Sprint Nextel, Cingular Wireless and Vodafone, we have a concentration of credit risk. If any of these carriers is unable to fulfill its payment obligations to us under our carrier agreements with them, our revenues could decline significantly and our financial condition might be harmed.

We may need to raise additional capital to grow our business, and we may not be able to raise capital on terms acceptable to us or at all.
     The operation of our business and our efforts to grow our business further will require significant cash outlays and commitments. If our cash, cash equivalents and short-term investments balances and any cash generated from operations are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through debt or equity financings, to fund our growth. We may not be able to raise needed cash on terms acceptable to us or at all. Financings, if available, may be on terms that are dilutive or potentially dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the price in our initial public offering or then-current trading price. The holders of new securities may also receive rights, preferences or privileges that are senior to those of existing holders of our common stock. If new sources of financing are required but are insufficient or unavailable, we would be required to modify our growth and operating plans to the extent of available funding, which would harm our ability to grow our business.
We face risks associated with currency exchange rate fluctuations.
     Although we currently transact approximately three-fifths of our business in U.S. Dollars, we also transact approximately one-third of our business in pounds sterling and Euros and a small portion of our business in other currencies. Conducting business in currencies other than U.S. Dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the U.S. Dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency transaction gains and losses. To date, we have not engaged in exchange rate hedging activities. Even were we to implement hedging strategies to mitigate this risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.
Our business in countries with a history of corruption and transactions with foreign governments, including with government owned or controlled wireless carriers, increase the risks associated with our international activities.
     As we operate and sell internationally, we are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations, deal with carriers and make sales in countries known to experience corruption, particularly certain emerging countries in East Asia, Eastern Europe and Latin America, and further international expansion may involve more of these countries. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or distributors that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. We have attempted to implement safeguards to discourage these practices by our employees, consultants, sales agents and distributors. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.
Changes to financial accounting standards and new exchange rules could make it more expensive to issue stock options to employees, which would increase compensation costs and might cause us to change our business practices.
     We prepare our financial statements to conform with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various other bodies. A change in those principles could have a significant effect on our reported results and might affect our reporting of transactions completed before a change is announced. For example, we have used stock options as a fundamental component of our employee compensation packages. We believe that stock options directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain in our employ. Several regulatory agencies and entities have made regulatory changes that could make it more difficult or expensive for us to grant stock options to employees.

For example, the FASB released Statement of Financial Accounting Standards, or SFAS, No. 123R, Share-Based Payment, that required us to record a charge to earnings for employee stock option grants beginning in 2006. In addition, regulations implemented by The NASDAQ Stock Market generally require stockholder approval for all stock option plans, which could make it more difficult for us to grant stock options to employees. We may, as a result of these changes, incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, any of which could materially and adversely affect our business, operating results and financial condition.
Risks Relating to Our Industry
Wireless communications technologies are changing rapidly, and we may not be successful in working with these new technologies.
     Wireless network and mobile handset technologies are undergoing rapid innovation. New handsets with more advanced processors and supporting advanced programming languages continue to be introduced. In addition, networks that enable enhanced features, such as multiplayer technology, are being developed and deployed. We have no control over the demand for, or success of, these products or technologies. The development of new, technologically advanced games to match the advancements in handset technology is a complex process requiring significant research and development expense, as well as the accurate anticipation of technological and market trends. If we fail to anticipate and adapt to these and other technological changes, the available channels for our games may be limited and our market share and our operating results may suffer. Our future success will depend on our ability to adapt to rapidly changing technologies, develop mobile games to accommodate evolving industry standards and improve the performance and reliability of our games. In addition, the widespread adoption of networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our games.
     Technology changes in our industry require us to anticipate, sometimes years in advance, which technologies we must implement and take advantage of in order to make our games and other mobile entertainment products competitive in the market. Therefore, we usually start our product development with a range of technical development goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly and effectively than we can. In either case, our products may be technologically inferior to those of our competitors, less appealing to end users or both. If we cannot achieve our technology goals within the original development schedule of our products, then we may delay their release until these technology goals can be achieved, which may delay or reduce our revenues, increase our development expenses and harm our reputation. Alternatively, we may increase the resources employed in research and development in an attempt either to preserve our product launch schedule or to keep up with our competition, which would increase our development expenses. In either case, our business, operating results and financial condition could be materially harmed.
The complexity of and incompatibilities among mobile handsets may require us to use additional resources for the development of our games.
     To reach large numbers of wireless subscribers, mobile entertainment publishers like us must support numerous mobile handsets and technologies. However, keeping pace with the rapid innovation of handset technologies together with the continuous introduction of new, and often incompatible,handset models by wireless carriers requires us to make significant investments in research and development, including personnel, technologies and equipment. In the future, we may be required to make substantial investments in our development if the number of different types of handset models continues to proliferate. In addition, as more advanced handsets are introduced that enable more complex, feature rich games, we anticipate that our per-game development costs will increase, which could increase the risks associated with the failure of any one game and could materially harm our operating results and financial condition.
If wireless subscribers do not continue to use their mobile handsets to access games and other applications, our business growth and future revenues may be adversely affected.

     We operate in a developing industry. Our success depends on growth in the number of wireless subscribers who use their handsets to access data services and, in particular, entertainment applications of the type we develop and distribute. New or different mobile entertainment applications, such as streaming video or music applications, developed by our current or future competitors may be preferred by subscribers to our games. In addition, other mobile platforms such as the iPod and dedicated portable gaming platforms such as the PlayStation Portable and the Nintendo DS may become widespread, and end users may choose to switch to these platforms. If the market for our games does not continue to grow or we are unable to acquire new end users, our business growth and future revenues could be adversely affected. If end users switch their entertainment spending away from the games and related applications that we publish, or switch to portable gaming platforms or distribution where we do not have comparative strengths, our revenues would likely decline and our business, operating results and financial condition would suffer.
Our industry is subject to risks generally associated with the entertainment industry, any of which could significantly harm our operating results.
     Our business is subject to risks that are generally associated with the entertainment industry, many of which are beyond our control. These risks could negatively impact our operating results and include: the popularity, price and timing of release of games and mobile handsets on which they are played; economic conditions that adversely affect discretionary consumer spending; changes in consumer demographics; the availability and popularity of other forms of entertainment; and critical reviews and public tastes and preferences, which may change rapidly and cannot necessarily be predicted.
A shift of technology platform by wireless carriers and mobile handset manufacturers could lengthen the development period for our games, increase our costs and cause our games to be of lower quality or to be published later than anticipated.
     End users of games must have a mobile handset with multimedia capabilities enabled by technologies capable of running third-party games and related applications such as ours. Our development resources are concentrated in the BREW and Java platforms, and we have experience developing games for the i-mode, Mophun, Symbian and Windows Mobile Platforms. If one or more of these technologies fall out of favor with handset manufacturers and wireless carriers and there is a rapid shift to a technology platform such as Adobe Flash Lite or a new technology where we do not have development experience or resources, the development period for our games may be lengthened, increasing our costs, and the resulting games may be of lower quality, and may be published later than anticipated. In such an event, our reputation, business, operating results and financial condition might suffer.
System or network failures could reduce our sales, increase costs or result in a loss of end users of our games.
     Mobile game publishers rely on wireless carriers’ networks to deliver games to end users and on their or other third parties’ billing systems to track and account for the downloading of their games. In certain circumstances, mobile game publishers may also rely on their own servers to deliver games on demand to end users through their carriers’ networks. In addition, certain subscription-based games such as World Series of Poker and entertainment products such as FOX Sports Mobile require access over the mobile Internet to our servers in order to enable features such as multiplayer modes, high score posting or access to information updates. Any failure of, or technical problem with, carriers’, third parties’ or our billing systems, delivery systems, information systems or communications networks could result in the inability of end users to download our games, prevent the completion of billing for a game, or interfere with access to some aspects of our games or other products. If any of these systems fails or if there is an interruption in the supply of power, an earthquake, fire, flood or other natural disaster, or an act of war or terrorism, end users might be unable to access our games. For example, from time to time, our carriers have experienced failures with their billing and delivery systems and communication networks, including gateway failures that reduced the provisioning capacity of their branded e-commerce system. Any failure of, or technical problem with, the carriers’, other third parties’ or our systems could cause us to lose end users or revenues or incur substantial repair costs and distract management from operating our business. This, in turn, could harm our business, operating results and financial condition.
The market for mobile games is seasonal, and our results may vary significantly from period to period.

     Many new mobile handset models are released in the fourth calendar quarter to coincide with the holiday shopping season. Because many end users download our games soon after they purchase new handsets, we may experience seasonal sales increases based on the holiday selling period. However, due to the time between handset purchases and game purchases, most of this holiday impact occurs for us in our first quarter. In addition, we seek to release many of our games in conjunction with specific events, such as the release of a related movie. If we miss these key selling periods for any reason, our sales will suffer disproportionately. Likewise, if a key event to which our game release schedule is tied were to be delayed or cancelled, our sales would also suffer disproportionately. Further, for a variety of reasons, including roaming charges for data downloads that may make purchase of our games prohibitively expensive for many end users while they are traveling, we may experience seasonal sales decreases during the summer, particularly in Europe. If the level of travel increases or expands to other periods, our operating results and financial condition may be harmed. Our ability to meet game development schedules is affected by a number of factors, including the creative processes involved, the coordination of large and sometimes geographically dispersed development teams required by the increasing complexity of our games, and the need to fine-tune our games prior to their release. Any failure to meet anticipated development or release schedules would likely result in a delay of revenues or possibly a significant shortfall in our revenues and cause our operating results to be materially different than anticipated.
Our business depends on the growth and maintenance of wireless communications infrastructure.
     Our success will depend on the continued growth and maintenance of wireless communications infrastructure in the United States and internationally. This includes deployment and maintenance of reliable next-generation digital networks with the speed, data capacity and security necessary to provide reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of subscribers continues to increase, or if existing or future subscribers increase their bandwidth requirements. Wireless communications have experienced a variety of outages and other delays as a result of infrastructure and equipment failures, and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as our ability to distribute our games successfully. In addition, changes by a wireless carrier to network infrastructure may interfere with downloads of our games and may cause end users to lose functionality in our games that they have already downloaded. This could harm our business, operating results and financial condition.
Future mobile handsets may significantly reduce or eliminate wireless carriers’ control over delivery of our games and force us to rely further on alternative sales channels, which, if not successful, could require us to increase our sales and marketing expenses significantly.
     Substantially all our games are currently sold through carriers’ branded e-commerce services. We have invested significant resources developing this sales channel. However, a growing number of handset models currently available allow wireless subscribers to browse the Internet and, in some cases, download applications from sources other than a carrier’s branded e-commerce service. In addition, the development of other application delivery mechanisms such as premium-SMS may enable subscribers to download applications without having to access a carrier’s branded e-commerce service. Increased use by subscribers of open operating system handsets or premium-SMS delivery systems will enable them to bypass carriers’ branded e-commerce services and could reduce the market power of carriers. This could force us to rely further on alternative sales channels where we may not be successful selling our games, and could require us to increase our sales and marketing expenses significantly. As with our carriers, we believe that inferior placement of our games and other mobile entertainment products in the menus of off-deck distributors will result in lower revenues than might otherwise be anticipated from these alternative sales channels. We may be unable to develop and promote our direct website distribution sufficiently to overcome the limitations and disadvantages of off-deck distribution channels. This could harm our business, operating results and financial condition.
Actual or perceived security vulnerabilities in mobile handsets or wireless networks could adversely affect our revenues.
     Maintaining the security of mobile handsets and wireless networks is critical for our business. There are individuals and groups who develop and deploy viruses, worms and other illicit code or malicious software programs that may attack wireless networks and handsets. Security experts have identified computer “worm”

programs, such as “Cabir” and “Commwarrior.A,” and viruses, such as “Lasco.A,” that target handsets running on the Symbian operating system. Although these worms have not been widely released and do not present an immediate risk to our business, we believe future threats could lead some end users to seek to return our games, reduce or delay future purchases of our games or reduce or delay the use of their handsets. Wireless carriers and handset manufacturers may also increase their expenditures on protecting their wireless networks and mobile phone products from attack, which could delay adoption of new handset models. Any of these activities could adversely affect our revenues and this could harm our business, operating results and financial condition.
If a substantial number of the end users that purchase our games by subscription change mobile handsets or if wireless carriers switch to subscription plans that require active monthly renewal by subscribers, our sales could suffer.
     Subscriptions represent a significant portion of our revenues. As handset development continues, over time an increasing percentage of end users who already own one or more of our subscription games will likely upgrade from their existing handsets. With some wireless carriers, it is not currently feasible for these end users to transfer their existing subscriptions from one handset to another. In addition, carriers may switch to subscription billing systems that require end users to actively renew, or opt-in, each month from current systems that passively renew unless end users take some action to opt-out of their subscriptions. In either case, unless we are able to re-sell subscriptions to these end users or replace these end users with other end users, our sales would suffer and this could harm our business, operating results and financial condition.
Changes in government regulation of the media and wireless communications industries may adversely affect our business.
     It is possible that a number of laws and regulations may be adopted in the United States and elsewhere that could restrict the media and wireless communications industries, including laws and regulations regarding customer privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through wireless carriers. We anticipate that regulation of our industry will increase and that we will be required to devote legal and other resources to address this regulation. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the media and wireless communications industries may lessen the growth of wireless communications services and may materially reduce our ability to increase or maintain sales of our games.
     A number of studies have examined the health effects of mobile phone use, and the results of some of the studies have been interpreted as evidence that mobile phone use causes adverse health effects. The establishment of a link between the use of mobile phone services and health problems, or any media reports suggesting such a link, could increase government regulation of, and reduce demand for, mobile phones and, accordingly, the demand for our games and related applications, and this could harm our business, operating results and financial condition.
Risks Related to Ownership of Our Common Stock
There has been no prior market for our common stock, our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.
     There was no public market for our common stock prior to our initial public offering on March 21, 2007. The initial public offering price for our common stock was determined through negotiations among the underwriters, the selling stockholders and us. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price or the then-prevailing market price. An active or liquid market in our common stock may not develop or, if it does develop, it may not be sustainable. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
•	price and volume fluctuations in the overall stock market;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	actual or anticipated fluctuations in our operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	changes in financial estimates by any securities analysts who follow our company, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our stock;

•	ratings downgrades by any securities analysts who follow our company;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	the public’s response to our press releases or other public announcements, including our filings with the SEC;

•	market conditions or trends in our industry or the economy as a whole;

•	the loss of key personnel;

•	lawsuits threatened or filed against us;

•	future sales of our common stock by our executive officers, directors and significant stockholders; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.
     In addition, the stock markets, and in particular The NASDAQ Global Market on which our common stock is listed, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could have substantial costs, divert resources and the attention of management from our business and adversely affect our business, operating results and financial condition.
Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified members for our board of directors.
     As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of The NASDAQ Stock Market. The requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.
     The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. This can be difficult to do. For example, we depend on the reports of wireless carriers for information regarding the amount of sales of our games and related applications and to determine the amount of royalties we owe branded content licensors and the amount of our revenues. These reports may not be timely, and in the past they have contained, and in the future they may contain, errors.
     In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on The NASDAQ Global Market.
     The Sarbanes-Oxley Act and the rules and regulations of The NASDAQ Stock Market will make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate directors’ and officers’ insurance, our ability to recruit and retain qualified directors, especially those directors who may be considered independent for purposes of The NASDAQ Stock Market rules, and officers will be significantly curtailed.
A significant portion of our total outstanding shares may be sold into the market in the near future. If there are substantial sales of shares of our common stock, the price of our common stock could decline.
     The price of our common stock could decline if there are substantial sales of our common stock or if there is a large number of shares of our common stock available for sale. At March 22, 2007, we will have outstanding 28,528,933 shares of our common stock. This includes the shares that we sold in our initial public offering on March 21, 2007, which may be resold in the public market immediately. The remaining 21,141,551 shares, or 74.1% of our outstanding shares after our initial public offering offering, are currently restricted as a result of market standoff and/or lock-up agreements but will be able to be sold in the near future as set forth below.

Number of Shares and	Date Available for Sale
% of Total Outstanding	into Public Market

20,570,981 shares, or 72.1%	180 days after the date of the prospectus for our initial public offering, sales of 16,182,859 of which will be subject to volume and other limitations.

570,570 shares, or 2.0%	More than 180 days after the date of the prospectus for our initial public offering, as restricted stock vests and shares are released from escrow.
     The holders of an aggregate of 16,264,624 shares of our common stock or subject to warrants outstanding as of March 22, 2007 will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders.
     The market price of the shares of our common stock could decline as a result of sales of a substantial number of our shares in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.
Our directors, executive officers and principal stockholders have substantial control over us and could delay or prevent a change in corporate control.
     Our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, beneficially own, in the aggregate, approximately 55% of our outstanding common stock. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:
•	delaying, deferring or preventing a change in our control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.
Some provisions in our restated certificate of incorporation, restated bylaws and Delaware law and the terms of some of our licensing and distribution agreements may deter third parties from acquiring us.
     The terms of a number of our agreements with branded content owners and wireless carriers effectively provide that, if we undergo a change of control, the applicable content owner or carrier will be entitled to terminate the relevant agreement. In addition, our restated certificate of incorporation and restated bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors, including the following:
•	our board of directors is classified into three classes of directors with staggered three-year terms;

•	only our chairman of the board, our lead independent director, our chief executive officer, our president or a majority of our board of directors is authorized to call a special meeting of stockholders;

•	our stockholders are able to take action only at a meeting of stockholders and not by written consent;

•	only our board of directors and not our stockholders are able to fill vacancies on our board of directors;

•	our restated certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.
     These provisions and other provisions in our charter documents could discourage, delay or prevent a transaction involving a change in our control. Any delay or prevention of a change of control transaction could cause stockholders to lose a substantial premium over the then-current market price of their shares. These provisions could also discourage proxy contests and could make it more difficult for you and other stockholders to elect directors of your choosing or to cause us to take other corporate actions you desire.
     In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock, for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that our stockholders might consider to be in their best interests.

USE OF PROCEEDS
     If shares are resold by the Selling Stockholders, Glu Mobile will receive no proceeds from such sale. The shares will be offered for the respective accounts of the Selling Stockholders.
DILUTION
     If you invest in our common stock, your interest will be diluted to the extent of the difference between the price that you pay for our common stock and the pro forma net tangible book value of our common stock after our underwritten public offering. As of December 31, 2006 and after giving effect to the sale by us of the 7,300,000 shares of common stock offered by us in our initial public offering at an initial public offering price of $11.50 per share and after deducting the underwriting discounts and commissions and the estimated offering expenses, our pro forma as adjusted net tangible book value was approximately $81.2 million, or $2.85 per share.

SELLING STOCKHOLDERS
     The shares that may be offered from time to time by the Selling Stockholders named below pursuant to this prospectus have been acquired by the Selling Stockholders upon exercise of options granted under the 2001 Plan.
     The following table sets forth the name of each Selling Stockholder, the amount of common stock beneficially owned by him or her as of March 15, 2007, the amount of common stock that he or she may offer and the amount of common stock to be beneficially owned by him or her subsequent to this offering. Since each Selling Stockholder may sell all or some portion of the shares of common stock beneficially owned, only an estimate (assuming that he or she sells all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by him or her after this offering. To our knowledge, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.
     Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 15, 2007 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
     Percentage ownership of our common stock before this offering is based on 28,472,091 shares of our common stock outstanding as of March 15, 2007, which includes 15,680,292 shares of common stock resulting from the automatic conversion of all outstanding shares of our preferred stock upon the completion of our initial public offering, as if this conversion had occurred as of March 15, 2007, and assumes our sale of 7,300,000 shares in our initial public offering and no exercise of the underwriters’ option to purchase additional shares of our common stock in our initial public offering.

	Shares Beneficially		Number of Shares	Shares Beneficially
	Owned Before Offering		Registered	Owned After Offering
Name of Beneficial Owners	Number	Percentage	Number	Number	Percentage
Borja Aragon(1)	4,027	*	4,027	—	*
Silje Brevik(2)	3,943	*	938	3,005	*
Ben Carter(3)	3,335	*	694	2,661	*
Tim Carter(4)	333	*	333	—	*
Claudio Cocorocchia(5)	3,333	*	3,333	—	*
Sabine Hahn(6)	2,411	*	906	1,505	*
Qaisar Khurshid(7)	500	*	500	—	*
Jorgen Molna(8)	3,049	*	250	2,799	*
John Ozimek(9)	6,388	*	1,066	5,322	*
Albert A. Pimentel(10)	272,987	*	228,374	44,613	*
Francesco Sala(11)	319	*	100	219	*
Paul Zuzelo(12)	291,666	1.0%	25,000	266,666	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Other than the employment of Mr. Aragon as our former Business Development Manager/Territory Manager of EMEA, neither we nor our predecessors or affiliates have had a material relationship with Mr. Aragon during the last three years.

(2)	Includes 1,009 shares subject to options that are exercisable within 60 days of March 15, 2007. Other than the employment of Mr. Brevik as our Head of Quality Assurance and Deployment of EMEA, neither we nor our predecessors or affiliates have had a material relationship with Mr. Brevik during the last three years.

(3)	Other than the employment of Mr. Carter as the former Senior Product Manager of Macrospace, neither we nor our predecessors or affiliates have had a material relationship with Mr. Carter during the last three years.

(4)	Other than the employment of Mr. Carter as our former Product Manager of EMEA, neither we nor our predecessors or affiliates have had a material relationship with Mr. Carter during the last three years.

(5)	Other than the employment of Mr. Cocorocchia as our former Vice President of Marketing of EMEA, neither we nor our predecessors or affiliates have had a material relationship with Mr. Cocorocchia during the last three years.

(6)	Includes 1,505 shares subject to options that are exercisable within 60 days of March 15, 2007. Other than the employment of Ms. Hahn as our Key Account Manager and Territory Manager of EMEA, neither we nor our predecessors or affiliates have had a material relationship with Ms. Hahn during the last three years.

(7)	Other than the employment of Mr. Khurshid as our former Senior Accountant of EMEA, neither we nor our predecessors or affiliates have had a material relationship with Mr. Khurshid during the last three years.

(8)	Includes 138 shares subject to options that are exercisable within 60 days of March 15, 2007. Other than the employment of Mr. Molna as our Device Manager of EMEA, neither we nor our predecessors or affiliates have had a material relationship with Mr. Molna during the last three years.

(9)	Other than the employment of Mr. Ozimek as our former Head of Marketing and Communications EMEA, neither we nor our predecessors or affiliates have had a material relationship with Mr. Ozimek during the last three years.

(10)	Includes 52,479 shares subject to options that are exercisable within 60 days of March 15, 2007. Other than the employment of Mr. Pimentel as our Executive Vice President and Chief Financial Officer, neither we nor our predecessors or affiliates have had a material relationship with Mr. Pimentel during the last three years.

(11)	Represents 219 shares subject to options that are exercisable within 60 days of March 15, 2007. Other than the employment of Mr. Sala as our Quality Assurance Tester and Deployment Coordinator, EMEA, neither we nor our predecessors or affiliates have had a material relationship with Mr. Sala during the last three years.

(12)	Other than the employment of Mr. Zuzelo as our former Chief Administrative Officer and Corporate Secretary, neither we nor our predecessors or affiliates have had a material relationship with Mr. Zuzelo during the last three years.

PLAN OF DISTRIBUTION
     The Selling Stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither Glu Mobile nor the Selling Stockholders can presently estimate the amount of this compensation.
     The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
     The aggregate proceeds to the Selling Stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. Glu Mobile will not receive any of the proceeds from this offering.
     Glu Mobile’s outstanding common stock is listed for trading on The NASDAQ Global Market.
     The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.
     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.
     To the extent required, the specific common stock to be sold, the names of the Selling Stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with Glu Mobile’s consent, by donees or pledgees of the Selling Stockholder, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

EXPERTS
     The consolidated financial statements of Glu Mobile Inc. as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of iFone Holdings Limited as at December 31, 2004 and 2005, and for each of the two years in the period ended December 31, 2005 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the Registration Statement, including the exhibits filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the Registration Statement should be reviewed for the complete contents of these contracts and documents. A copy of the Registration Statement, including the exhibits filed as a part of the Registration Statement, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the SEC upon the payment of fees prescribed by it. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.
     We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by us with the Commission pursuant to the Securities Act and the Exchange Act, are incorporated herein by reference into this Prospectus:
(a)	The Registrant’s prospectus filed on March 22, 2007 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-139493); and

(b)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on March 16, 2007 under Section 12(b) of the Exchange Act, which incorporates by reference the “Description of Capital Stock” as set forth in Registrant’s Registration Statement on Form S-1 (File No. 333-139493) as originally filed with the SEC on December 19, 2006, and as subsequently amended, and in the prospectus filed by the Registrant pursuant to Rule 424(b) under the Securities Act, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents which we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

265,937 SHARES
COMMON STOCK, PAR VALUE $0.0001
Glu Mobile Inc.

Prospectus

March 22, 2007

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Exchange Act, are incorporated herein by reference into this Registration Statement:
(a)	The Registrant’s prospectus filed on March 22, 2007 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-139493); and

(b)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on March 16, 2007 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
     As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.
     As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:
•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.
     The Registrant entered into indemnity agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant regarding which indemnification is sought. The indemnification provision in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
     Certain of Registrant’s directors (Sharon L. Wienbar, Daniel L. Skaff and A. Brooke Seawell) are also indemnified by their respective employers with regards to their serving on the Registrant’s board.
     See also the undertakings set out in response to Item 9 hereof.
Item 7. Exemption From Registration Claimed.
     The shares being reoffered and resold pursuant to the prospectus included herein were issued pursuant to the 2001 Plan registered hereby and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D and Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.
Item 8. Exhibits.
     (a) The following exhibits are filed herewith:

Number	Exhibit Title

4.01	Form of Restated Certificate of Incorporation of the Registrant (Incorporated herein by reference to Exhibit 3.02 of Form S-1).

4.02	Form of Amended and Restated Bylaws of the Registrant (Incorporated herein by reference to Exhibit 3.04 of Form S-1).

4.03	Form of Registrant’s common stock certificate (Incorporated herein by reference to Exhibit 4.01 of Form S-1).

4.04	Amended and Restated Investors’ Rights Agreement, dated as of March 29, 2006, by and among the Registrant and certain investors of the Registrant and the Amendment No. 1 and Joinder to the Amended and Restated Investor Rights Agreement dated May 5, 2006, by and among the Registrant and certain investors of the Registrant (Incorporated herein by reference to Exhibit 4.02 of Form S-1).

4.05	Second Amended and Restated 2001 Stock Option Plan, form of stock option agreement used from December 19, 2001 to May 2, 2006, form of stock option agreement used from December 8, 2004 to May 2, 2006 and forms of stock option agreement used since May 2, 2006 (Incorporated herein by reference to Exhibit 10.02 of Form S-1).

4.06	2007 Equity Incentive Plan and forms of (a) Notice of Stock Option Grant, Stock Option Award Agreement and Stock Option Exercise Agreement, (b) Notice of Restricted Stock Award and Restricted Stock Agreement,

Number	Exhibit Title

(c) Notice of Stock Appreciation Right Award and Stock Appreciation Right Award Agreement, (d) Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement and (e) Notice of Stock Bonus Award and Stock Bonus Agreement (Incorporated herein by reference to Exhibit 10.03 of Form S-1).

4.07	2007 Employee Stock Purchase Plan (Incorporated herein by reference to Exhibit 10.04 of Form S-1).

4.08	Written Consent and Agreement to Convert entered into as of February 28, 2007 by and among the Registrant and certain investors of the Registrant (Incorporated by reference to Exhibit 10.32 of Form S-1).

5.01	Opinion of Fenwick & West LLP regarding legality of the securities being registered.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm — Glu Mobile Inc.

23.03	Consent of PricewaterhouseCoopers LLP, independent accountants — iFone Holdings Limited.

24.01	Power of Attorney (see page II-5 of this Registration Statement).
Item 9. Undertakings.
          a. The undersigned Registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment of this Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered in this Registration Statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on March 22, 2007.

GLU MOBILE INC.

By:	/s/ L. Gregory Ballard
L. Gregory Ballard
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints L. Gregory Ballard and Albert A. Pimentel, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

Principal Executive Officer:

/s/ L. Gregory Ballard L. Gregory Ballard	President, Chief Executive Officer and Director	March 22, 2007

Principal Financial Officer:

/s/ Albert A. Pimentel Albert A. Pimentel	Executive Vice President and Chief Financial Officer	March 22, 2007

Principal Accounting Officer:

/s/ Eric R. Ludwig Eric R. Ludwig	Vice President, Finance	March 22, 2007

Signature	Title	Date

Additional Directors:

/s/ Daniel L. Skaff Daniel L. Skaff	Lead Independent Director	March 22, 2007

/s/ Ann Mather Ann Mather	Director	March 22, 2007

/s/ William J. Miller William J. Miller	Director	March 22, 2007

/s/ Richard A. Moran Richard A. Moran	Director	March 22, 2007

/s/ Hany M. Nada Hany M. Nada	Director	March 22, 2007

/s/ A. Brooke Seawell A. Brooke Seawell	Director	March 22, 2007

/s/ Sharon L. Wienbar Sharon L. Wienbar	Director	March 22, 2007

EXHIBIT INDEX

Number	Exhibit Title

4.01	Form of Restated Certificate of Incorporation of the Registrant (Incorporated herein by reference to Exhibit 3.02 of Form S-1).

4.02	Form of Amended and Restated Bylaws of the Registrant (Incorporated herein by reference to Exhibit 3.04 of Form S-1).

4.03	Form of Registrant’s common stock certificate (Incorporated herein by reference to Exhibit 4.01 of Form S-1).

4.04	Amended and Restated Investors’ Rights Agreement, dated as of March 29, 2006, by and among the Registrant and certain investors of the Registrant and the Amendment No. 1 and Joinder to the Amended and Restated Investor Rights Agreement dated May 5, 2006, by and among the Registrant and certain investors of the Registrant (Incorporated herein by reference to Exhibit 4.02 of Form S-1).

4.05	Second Amended and Restated 2001 Stock Option Plan, form of stock option agreement used from December 19, 2001 to May 2, 2006, form of stock option agreement used from December 8, 2004 to May 2, 2006 and forms of stock option agreement used since May 2, 2006 (Incorporated herein by reference to Exhibit 10.02 of Form S-1).

4.06	2007 Equity Incentive Plan and forms of (a) Notice of Stock Option Grant, Stock Option Award Agreement and Stock Option Exercise Agreement, (b) Notice of Restricted Stock Award and Restricted Stock Agreement, (c) Notice of Stock Appreciation Right Award and Stock Appreciation Right Award Agreement, (d) Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement and (e) Notice of Stock Bonus Award and Stock Bonus Agreement (Incorporated herein by reference to Exhibit 10.03 of Form S-1).

4.07	2007 Employee Stock Purchase Plan (Incorporated herein by reference to Exhibit 10.04 of Form S-1).

4.08	Written Consent and Agreement to Convert entered into as of February 28, 2007 by and among the Registrant and certain investors of the Registrant (Incorporated by reference to Exhibit 10.32 of Form S-1)

5.01	Opinion of Fenwick & West LLP regarding legality of the securities being registered.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm — Glu Mobile Inc.

23.03	Consent of PricewaterhouseCoopers LLP, independent accountants — iFone Holdings Limited.

24.01	Power of Attorney (see page II-5 of this registration statement).